Lake Shore Savings Bank has Filed an Application to Convert to a National Bank Charter

DUNKIRK, N.Y.— November 28, 2018—Lake Shore Savings Bank (the “Bank”), the wholly-owned subsidiary of Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ Global Market: LSBK), has filed an application with its regulator, the Office of the Comptroller of the Currency, to convert the Bank’s charter from a federal savings bank to a national bank under the name “Lake Shore Bank, National Association.”  The purpose of the charter conversion is to allow the Bank to engage in business activities authorized for national banks, including establishing deposit and account relationships with New York municipalities and other public entities.

“Currently, New York State municipal law does not permit municipal or public entities such as, school districts, public libraries or industrial development agencies, to have deposit relationships with savings banks operating in New York State,” stated Daniel P. Reininga, President and CEO.  “A national bank charter will allow the Bank to deepen its relationships in the communities that we serve and allow municipalities to deposit funds with a locally headquartered bank.”

In connection with the Bank’s charter conversion, the Company, and its mutual holding company parent, Lake Shore, MHC, will reincorporate in Maryland and Delaware, respectively, and have filed applications with the Board of Governors of the Federal Reserve System to become bank holding companies.  Both the Bank charter conversion and the holding company charter conversions are subject to regulatory approval.  Following regulatory approvals, the Company will remain in the public mutual holding company structure with the same ownership percentages that existed prior to the charter conversions.

“The potential charter conversions will have no impact on the Bank’s day-to-day operations or to customer accounts or account balances,” stated Mr. Reininga. “Furthermore, there will be no impact on shareholder interests.  The Bank and Company remain fully committed to providing outstanding banking services and to being loyal members of the communities we serve.”

Company Profile

Lake Shore Bancorp, Inc. is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York.  The Bank has eleven full-service branch locations in Western New York, with five locations in Chautauqua County, New York and six locations in Erie County, New York. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”.  Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Investor/Media Contact

Rachel A. Foley

Chief Financial Officer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1220